Exhibit 4

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D

The undersigned agree to file jointly with the Securities and Exchange Commission (the “SEC”) any and all statements on Schedule 13D (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Miller Industries, Inc.  For that purpose, the undersigned hereby constitute and appoint William G. Miller as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

Dated:            February 14, 2004

                                                                                    /s/ William G. Miller
                                                                                    William G. Miller

                                                                                    HARBOURSIDE INVESTMENTS, LLLP

                                                                                    By: /s/ William G. Miller
                                                                                         William G. Miller, as General Partner